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                                                                      Exhibit 11

                              POPE & TALBOT, INC.
                    STATEMENT SHOWING CALCULATION OF AVERAGE
                     COMMON SHARES OUTSTANDING AND EARNINGS
                            PER AVERAGE COMMON SHARE



                                                   Three months ended                      Nine months ended
                                                      September 30,                          September 30,
                                             ----------------------------             --------------------------
                                                 1994             1993                   1994            1993
                                             -----------      -----------             -----------    -----------
Weighted average number
    of common shares
    outstanding                               13,362,729       11,702,478              13,024,349     11,677,228

Weighted average of common
    stock equivalent shares
    attributable to
    convertible debentures                             -        1,542,020                 333,257      1,542,020

Application of the "treasury
    stock" method to the stock
    option plan                                   37,903          136,792                 143,340        129,351
                                             -----------      -----------             -----------    -----------
Total common and common
    equivalent shares,
    assuming full dilution                    13,400,632       13,381,290              13,500,946     13,348,599
                                             ===========      ===========             ===========    ===========
Net income                                   $   921,000      $ 1,313,000             $12,310,000    $16,457,000

Add:  interest on convertible
    debentures, net of applicable
    income taxes                                       -          354,000                 244,000      1,062,000
                                             -----------      -----------             -----------    -----------
Net income, assuming
    full dilution                            $   921,000      $ 1,667,000             $12,554,000    $17,519,000
                                             ===========      ===========             ===========    ===========
Net income per common share,
    assuming full dilution                      $ .07             $ .11                  $ .93          $1.31
                                                =====             =====                  =====          =====



The computation of primary net income per common share is not included because the computation can be clearly determined from the material contained in this report.